Bonds.com 8-K

Exhibit 10.1

Bonds.com Group, Inc.
529 5th Avenue
New York, NY 10017

January 31, 2012

Burton W. Wiand, as Receiver
c/o: Wiand Guerra King
3000 Bayport Drive, Suite 600
Tampa, Florida 33607

Re:	Letter Agreement Regarding Repayment of Indebtedness, Termination of Rights and Repurchase of Securities

Dear Mr. Wiand:

This letter (this “Letter Agreement”) confirms the agreement between you, in your capacity as the receiver (the “Receiver”) appointed by the United States District Court for the Middle District of Florida, Tampa Division (the “Court”) in the action styled Securities and Exchange Commission v. Arthur Nadel, et. al., Case No. 8:09-cv-87-T-26TBM, Bonds.com Group, Inc., a Delaware corporation (the “Company”), and Bonds.com Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Holdings”), regarding the retirement of certain indebtedness, the termination of certain rights and the repurchase of securities owned beneficially or of record by the Receiver as set forth in more detail below.  Subject to the conditions set forth elsewhere in this Letter Agreement, the Receiver, the Company and Holdings agree as follows:

(a)
In consideration of the Company’s payment to the Receiver of an aggregate amount of $2,250,000, the Receiver shall (i) cancel, terminate, retire and agree that all indebtedness of the Company and Holdings evidenced by the instruments identified on Schedule I and any other indebtedness owed by the Company or Holdings to or for the benefit of the Receivership (collectively, the “Receivership Debt”) are satisfied in full; and (ii) terminate and cancel any rights, contingent or otherwise, which the Receiver may have to receive shares of the Company’s Common Stock, par value $0.0001 per share (“Common Stock”), pursuant to the Section 17 of the Secured Convertible Promissory Notes dated on or about September 22, 2008, October 20, 2008, and December 12, 2008, as amended, and the Amendment No. 2 to Secured Convertible Promissory Notes, dated as of October 19, 2010, by and among the Receiver and the Company (the “Contingent Performance Shares”).  The foregoing transactions are referred to in this Letter Agreement as the “Debt Retirement.”

(b)
In consideration of the Company’s obligation to pay the Receiver an additional $5,000 (the “Stock Repurchase Price”), the Receiver shall transfer, convey, assign and deliver to the Company all outstanding shares of the Company’s equity securities held of record or beneficially by the receiver, including without limitation all of the Receiver’s right, title and interest in and to the shares of Common Stock identified on Schedule II to this Letter Agreement (the “Receivership Shares”).  The foregoing transaction is referred to in this Letter Agreement as the “Stock Repurchase” and, collectively with the Debt Retirement, the “Transactions.”

Notwithstanding the foregoing, neither the Receiver, the Company nor Holdings shall be obligated to consummate the Transactions unless and until the Court enters an order approving the Receiver’s consummation of the Transactions, which order shall be satisfactory to the Receiver and the Company in their respective sole and absolute discretion and shall have been issued based on a motion of the Receiver that is not opposed by any party (the “Court Order Condition”).

As promptly as practicable after the date of this Letter Agreement, the Receiver shall prepare and file a motion seeking the entry of the order described immediately above.  The Receiver, the Company and Holdings agree to consummate the Debt Retirement and the Stock Repurchase promptly upon the satisfaction of the Court Order Condition; provided, that if, at the time of the consummation of the satisfaction of the Court Order Condition, the Company does not have sufficient legally available funds to pay the Stock Repurchase Price in accordance with the provisions of the Delaware General Corporation Law, then (a) the Debt Retirement shall nevertheless be consummated, (b) the Company shall be obligated to pay the Stock Repurchase Price to the Receiver and consummate the Stock Repurchase promptly after such date on which it has sufficient legally available funds in accordance with the provisions of the Delaware General Corporation Law, and (c) the Receiver shall be required to consummate the Stock Repurchase upon payment of the Stock Repurchase Price by the Company.  At the consummation of the Debt Retirement, the Company shall pay the Receiver $2,250,000 within five days of the entry of the Court Order approving this Letter Agreement and the Receiver shall execute and deliver to the Company the Termination and Release attached hereto as Exhibit A.  At the consummation of the Stock Repurchase, the Company shall pay the Receiver the Stock Repurchase Price and the Receiver shall deliver to the Company the stock certificates representing the Receivership Shares and a duly executed stock power assigning all of the Receiver’s right, title and interest in and to the Receivership Shares to the Company.

If the Company has not paid the Stock Repurchase Price within one year after the entry of the Court Order approving this Letter Agreement, the Company shall, promptly from time to time upon demand from the Receiver, reimburse the Receiver for all out-of-pocket costs and expenses incurred by him in respect of the arrangement to defer consummation of the Stock Repurchase.  Notwithstanding anything to the contrary herein, the Receiver’s and the Company’s respective obligations to consummate the Stock Repurchase shall terminate if the Company shall not have delivered the Stock Repurchase Price on or prior to the date two years after the date of this Letter (the “Stock Repurchase Deadline”).  The Receiver shall not assign, transfer, convey or encumber the Receivership Shares prior to the earlier to occur of the Repurchase Deadline and the consummation of the Stock Repurchase.

This Letter Agreement shall be governed by the internal laws of the State of Florida, without reference to the conflicts of laws provisions thereof.  This Letter Agreement may be executed in counterparts and execution and delivery of this Letter Agreement by facsimile or .pdf shall be effective for all purposes and such executed copies shall be as valid as originals.

The Receiver hereby defers the right to receive any Contingent Performance Shares and any obligation of the Company to issue such Contingent Performance Shares for a period of forty-five (45) days from the date of this Letter Agreement.

This Letter Agreement is non-transferable by either the Company, Holdings or the Receiver.

Accepted and agreed to as of the date first set forth above by:

BONDS.COM GROUP, INC. BONDS.COM HOLDINGS, INC.

By:	/s/ John Ryan	/s/ Burton W. Wiand
Name:	John Ryan	BURTON W. WIAND, as Receiver appointed
Title:	Chief Financial Officer	by the United States District Court for the
Middle District of Florida, Tampa Division in the action styled Securities and Exchange Commission v. Arthur Nadel, et. al., Case No. 8:09-cv-87-T-26TBM

Exhibit A

Termination and Release

Dated as of _____________, 2012

Reference is made to the “Receivership Debt,” as such term is defined in the letter agreement (the “Letter Agreement”), dated as of January ___, 2012, by and among Burton W. Wiand as receiver appointed by the United States District Court for the Middle District of Florida, Tampa Division in the action styled Securities and Exchange Commission v. Arthur Nadel, et. al., Case No. 8:09-cv-87-T-26TBM (the “Receiver”), Bonds.com Group, Inc., a Delaware corporation (the “Company”), and Bonds.com Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Holdings”).  Reference is further made to the loan agreements, investment agreements, note purchase agreements, notes, guaranty agreements, security agreements and other agreements, documents and instruments executed in connection therewith, including, without limitation, the Second Amended and Restated Security Agreement dated as of May 28, 2009, the Secured Convertible Note and Warrant Purchase Agreement dated on or about September 24, 2008, the Secured Convertible Promissory Note dated on or about September 22, 2008, as amended, and the letter agreement dated April 30, 2009 (collectively, the “Financing Documents”).

This Termination and Release confirms that: (a) the Receiver has no further rights to any Contingent Performance Shares (as defined in the Letter Agreement) and any such rights are hereby terminated, cancelled and of no further force or effect; (b) all of the Receivership Debt is cancelled, terminated, retired and satisfied in full; and (c) all of the Company’s and Holdings’ obligations to the Receiver pursuant to the Financing Documents are terminated, satisfied in full and of no further force or effect.  The Receiver will deliver to the Company all instruments evidencing Receivership Debt that are in the Receiver’s possession.

The Receiver acknowledges and agrees that any lien, security interest or other encumbrance on the assets of the Company or Holdings in favor of the Receiver are hereby terminated, released and discharged, and the Receiver agrees to execute and deliver, and does hereby authorize the filing by the Company and Holdings and their respective agents of, any Uniform Commercial Code termination statements, lien releases, mortgage releases, re-assignments of trademarks, patents and web or internet domains, discharges of security interests, and other similar discharge or release documents (and if applicable, in recordable form) as are reasonably necessary to release, as of record, the security interests, financing statements, and all other notices of security interests and liens previously filed by the Receiver with respect to the assets of the Company and Holdings.

BURTON W. WIAND, as Receiver appointed
by the United States District Court for the
Middle District of Florida, Tampa Division
in the action styled Securities and Exchange
Commission v. Arthur Nadel, et. al.,
Case No. 8:09-cv-87-T-26TBM